FOR IMMEDIATE RELEASE		November 6, 2018
Media Contact:	Jenna Rowell	(602) 250-3379	Page 1 of 1
Analyst Contact:	Stefanie Layton	(602) 250-4541
Website:	aps.com/newsroom

APS RESPONDS TO VOTERS’ DEFEAT OF ARIZONA PROPOSITION 127

PHOENIX – Arizona voters today overwhelmingly rejected Proposition 127, a constitutional amendment that would have required 50 percent of the electricity provided by APS to come from renewable sources by 2030, irrespective of the cost to customers. The ill-conceived proposition was opposed by a large, diverse and bipartisan coalition of Arizona business and community leaders.

“We've said throughout this campaign there is a better way to create a clean-energy future for Arizona that is also affordable and reliable," said APS Chairman, President and CEO Don Brandt.

Brandt said APS is launching an effort to gather ideas and seek input from customers and stakeholders representing diverse viewpoints. “The campaign is over, but we want to continue the conversation with Arizonans about clean energy and identify specific opportunities for APS to build energy infrastructure that will position Arizona for the future.”

Brandt noted that Maricopa County is the fastest-growing in the United States, and cited estimates that 340,000 new customers will move into the APS service territory by 2030. APS customer energy needs are expected to increase by more than 30 percent over that time period. “We will need significant investment in new resources including infrastructure, cleaner power generation and advanced energy technologies to support this growth and achieve a clean-energy future,” said Brandt.

Brandt said APS supports a clean-energy strategy that:

•	Continues Arizona's solar leadership;

•	Invests in battery storage and other advanced, clean technologies;

•	Encourages electric vehicles as a way to reduce emissions;

•	Partners with customers to achieve their clean-energy goals; and

•	Recognizes the critical importance of Palo Verde Generating Station.

“As the nation’s largest producer of reliable emission-free energy, Palo Verde is the anchor of Arizona's clean-energy future,” said Brandt. “Any serious plan to reduce carbon emissions has to include nuclear energy and Palo Verde.”

“Our energy mix is already 50 percent clean, and the addition of battery storage technology on our existing solar facilities together with other initiatives, like increased infrastructure investment to support electric vehicles, will continue to advance our clean-energy vision,” said Brandt. “We’ll keep working in partnership with customers and policy makers to sustainably support Arizona’s growth.”

APS serves about 2.7 million people in 11 of Arizona’s 15 counties, and is the Southwest’s foremost producer of clean, safe and reliable electricity. With headquarters in Phoenix, APS is the principal subsidiary of Pinnacle West Capital Corp. (NYSE: PNW).
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